NEWS RELEASE
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                                               CONTACT:      Tom Armstrong
                                                             Kevin McDermed
                                                             913 367 2121
                                                             OTCBB:AHNC.OB

                          ATCHISON CASTING CORPORATION
                        TO DOWNSIZE LAGRANGE FOUNDRY UNIT

         Atchison, Kansas - September 16, 2002 - Atchison Casting Corporation
(OTCBB:AHNC.OB) today announced plans to downsize its LaGrange Foundry facility.

         "As a result of several years of slow markets and poor financial results, we will downsize LaGrange to a pattern repair, maintenance and storage facility over the next 60 days" said Tom Armstrong, Chief Executive Officer.
Armstrong added, "Many of the customers will be encouraged to transfer their business to other Atchison locations, this will increase the utilization rates of these foundries and should result in improved profitability". Approximately
125 employees will be affected.

         ACC produces iron, steel and non-ferrous castings for a wide variety of equipment, capital goods and consumer markets.

         This press release contains forward-looking statements that involve risks and uncertainties. Such statements include the Company's expectations as to future performance and contingent obligations. Among the factors that could cause actual results to differ materially from the forward looking statements are the following: costs of closing foundries, the successful transfer of work to other Company locations, the results of the reorganization of the Company's wholly-owned subsidiary Fonderie d'Autun, the amount of any claims made against
Fonderie d'Autun's prior owner which are the subject of certain guarantees, business conditions and the state of the general economy in Europe and the US, particularly the capital goods industry, the strength of the U.S. dollar,
British pound sterling and the Euro, interest rates, the Company's ability to renegotiate or refinance its lending arrangements, utility rates, the availability of labor, the successful conclusion of union contract negotiations, the results of any litigation arising out of the accident at Jahn Foundry, results of any litigation or regulatory proceedings arising from the accounting irregularities at the Pennsylvania Foundry Group, the competitive environment in the casting industry and changes in laws and regulations that govern the
Company's business, particularly environmental regulations.

                          ATCHISON CASTING CORPORATION
      400 SOUTH FOURTH STREET o P.O. BOX 188 o ATCHISON, KANSAS 66002-0188
                      o (913) 367-2121 o FAX (913) 367-2155